EXHIBIT 99.1

John N. Molbeck, Jr. Joins HCC Board of Directors

HOUSTON, April 4, 2005 (PRIMEZONE) -- HCC Insurance Holdings, Inc. (NYSE:HCC) announced today that John N. Molbeck, Jr., CPA had agreed to join the Board of Directors of the Company, effective April 4, 2005.

Mr. Molbeck, who lives in Houston, has been in the insurance industry for nearly 30 years, most recently retiring as the Chief Executive Officer of Jardine Lloyd Thompson LLC. He was formerly an Officer and Director of the Texas Surplus Lines Association, Chairman of the Marine Insurance Seminar and from 1997 to 2002 served as President and Chief Operating Officer of HCC.

Mr. Molbeck is a graduate of the University of Houston. He obtained an MBA from Pepperdine University and attended the Advanced Management Program at Harvard Business School.

Stephen L. Way, Chairman and Chief Executive Officer of HCC, said, "We are fortunate to have John rejoin us at HCC and the Board will benefit both from his direct knowledge of the Company and his broad insurance industry experience."

HCC is an international insurance holding company and a leading specialty insurance group since 1974. Based in Houston, Texas, with offices across the USA and in Bermuda, England and Spain, HCC has assets of more than $5.9 billion and shareholders' equity of over $1.3 billion. HCC is rated AA (Very Strong) by Standard & Poor's and A+ (Superior) by A.M. Best Company.

For more information, visit our website at www.hcch.com.

Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

CONTACT:  HCC Insurance Holdings, Inc.
          L. Byron Way, Vice President
          Telephone:  (713) 690-7300